Exhibit 99.1

OncBioMune Pharmaceuticals in Discussions to Acquire Vitel Laboratorios, S.A. de C.V.

Baton Rouge, Louisiana – September 14, 2016 - OncBioMune Pharmaceuticals, Inc. (OTCQB: OBMP) (“OncBioMune” or the “Company”), a clinical stage biopharmaceutical company engaged in the development of novel cancer products and a proprietary vaccine technology, today announces that it is in discussions to acquire Vitel Laboratorios S.A. de C.V. (“Vitel”), a Mexico-based pharmaceutical company that develops and commercializes high specialty drugs in Mexico and other Latin American countries.

As recently disclosed, the Company and Vitel entered into a shareholders’ agreement on August 19, 2016 related to the launch of Oncbiomune México, S.A. De C.V. (“Oncbiomune Mexico”) for the purposes of developing and commercializing the Company’s PROSCAVAX vaccine technology and cancer technologies in México, Central and Latin America (“MALA”). Following the Company’s work with Vitel and its management that led to the Oncbiomune Mexico launch, management concluded that we could harness the capabilities of both companies to achieve its expansion plans at a more rapid pace and on a broader scale. Oncbiomune Mexico is making advances with commencement of a Phase 2/3 trial in Mexico for ProscaVax, the Company’s lead experimental vaccine for prostate cancer. The trials in Mexico will evaluate ProscaVax in PSA recurrent prostate cancer in hormone-naïve and hormone-independent patients.

Vitel has a drug portfolio that includes 12 drug candidates licensed in Mexico. Among these include the rights to Vesanoid® (tretinoin), an oral retinoid anti-cancer chemotherapy drug licensed from Germany-based Cheplapharm Arzneimittel GmbH. Chephlapharm acquired the rights to Vesanoid from F. Hoffmann-La Roche in 2012. Vesanoid has been approved by the Mexican government agency, the Federal Commission for the Protection against Sanitary Risk (COFEPRIS), for the treatment of Acute Promyelocytic Leukemia (APL), the M3 subtype of Acute Myelogenous Leukemia (AML), with commercialization anticipated for the fourth quarter of 2016.

Elsewhere in the pipeline, Vitel is seeking to commercialize KamRAB®, a human anti-rabies immune globulin therapy, and KamRHO®, a Rho (D) human immunoglobulin for the suppression of Rh immunization in Rho(D)-negative women delivering a Rho(D)-positive fetus or when the Rh type of fetus is unknown, in Mexico. These products are licensed from Kamada Ltd. Vitel also has marketing rights in Mexico from BLES Biochemicals, Inc. for BLES® (bovine lipid extract surfactant) for the treatment of Neonatal Respiratory Distress Syndrome in premature infants. Vitel anticipates commercialization of these three products in the first half of 2017.

Upon completion of the planned acquisition of Vitel, Manuel Cosme Odabachian, Chief Executive Officer of Vitel, is expected to join OncBioMune as an executive officer. Mr. Odabachian has a history of successfully identifying new and innovative pharmaceutical products and getting them to market in MALA. Mr. Odabachian has built wide reaching partnerships and relationships with companies such as Cheplapharm, Kamada, QPharma, and Chiesi. Further, Vitel’s senior management has a long history of establishing networks for warehousing, sales, distribution, consulting, research and development, clinical trials and regulatory components for product commercialization.

“Through this acquisition, OncBioMune has the potential to become a formidable international biotechnology company,” said Dr. Jonathan Head, Chief Executive Officer and Chairman of OncBioMune. “In the very near future, we expect to transform from the clinical stage into a revenue generating company, which are expected to help with the Company’s clinical efforts for ProscaVax, as well as a pipeline of other drug candidates, with some in the latter stages of development and target areas of unmet medical need. When Oncbiomune became a public company last year, we committed ourselves to aggressively seek out opportunities to generate long-term shareholder value. The planned acquisition of Vitel and tapping into their product pipeline and marketing and distribution network capabilities is part of the Company’s promise to achieve that goal.”

“As we moved through the process of launching Oncbiomune Mexico, all of the potential synergies between OncBioMune and Vitel on a broad scale became quite evident,” commented Mr. Odabachian. “The potential for ProscaVax throughout Latin America represents a tremendous opportunity. Once we started contemplating the potential of compounds in the Vitel portfolio – and others we are pursuing – to be clinically meaningful with OncBioMune’s vaccine platform, combining our two companies was the most logical move to fully capitalize on the opportunities and grow value. We have great plans for a very promising future in front of us and I greatly look forward to becoming a part of the OncBioMune expansion and management team.”

In the coming weeks, OncBioMune will provide more details on the planned acquisition upon completion of due diligence and entry into a definitive agreement. The Board of Directors from both companies have agreed to actively pursue these discussions, complete due diligence and work towards preparation of agreements leading to completion of a transaction by the end of 2016.

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About OncBioMune Pharmaceuticals, Inc.

OncBioMune Pharmaceuticals is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a proprietary Vaccine Technology that is designed to stimulate the immune system to attack its own cancer while not hurting the patient. Our lead product, ProscaVax® is scheduled to commence a Phase 2 clinical study in 2016. OncBioMune also has a portfolio of targeted therapies, some of which are biosimilars to blockbuster drugs. OncBioMune is headquartered in Baton Rouge, LA.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to plans to acquire Vitel and future product launches) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the Company. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Information:

INVESTOR AND MEDIA CONTACT:

OncBioMune Pharmaceuticals, Inc.

Andrew Kucharchuk

President and Chief Financial Officer

akucharchuk@oncbiomune.com